Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Lisa Weaver

Chief Financial Officer, StarTek, Inc.

303-262-4149

lisa.weaver@startek.com

StarTek, Inc. Reports First Quarter 2012 Results

$1.2M Adjusted EBITDA; 18% Offshore Revenue Growth

DENVER, CO — May 10, 2012 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the first quarter ended March 31, 2012.  The Company reported first quarter 2012 revenue of $50.9 million and adjusted EBITDA of $1.2 million.  As of March 31, 2012, the Company had approximately $10.5 million in cash and cash equivalents and no debt.

First Quarter 2012 Financial Results

First quarter 2012 revenue decreased 0.6% compared to the fourth quarter of 2011.  Revenue offshore increased 18% in the first quarter of 2012, compared to the fourth quarter of 2011.  The increase was due to revenue growth of $2.3 million, or 13%, in Asia Pacific (the Philippines) and $1.4 million, or 54%, in Latin America. Domestic revenue decreased by approximately $3.8 million due to the ramp-down of business in our Decatur and Jonesboro locations and the site closure in Collinsville.

Gross margin increased to 10.5% in the first quarter of 2012 from 7.7% in the fourth quarter of 2011.  The improvement was due to continued growth in Asia Pacific and Latin America.  Gross margin in Asia Pacific increased from 22% to 25%.  Gross profit in Latin America increased by $0.8 million in the first quarter of 2012 from the fourth quarter 2011, as new business continued ramping in the Company’s Costa Rica and Honduras facilities.  Domestic gross margin fell slightly from 4% to 3% due to the ramp-down of business discussed above.

SG&A expense for the quarter totaled $8.3 million, compared to $9.3 million in the fourth quarter of 2011.  The decrease was driven primarily by lower IT related and support staff costs.

The Company reported first quarter 2012 adjusted EBITDA of $1.2 million and an operating loss before impairment and restructuring charges of $3.0 million, compared to a fourth quarter 2011 adjusted EBITDA of negative $1.2 million and an operating loss before impairment and restructuring charges of $5.4 million.  The Company had a net loss of $6.1 million, or $0.40 per share, during the first quarter of 2012.  The first quarter 2012 net loss compares to a net loss of $7.5 million, or $0.49 per share, in the fourth quarter of 2011.

Liquidity and Capital Resources

As of March 31, 2012, the Company had approximately $10.5 million in cash and cash equivalents and no debt, compared to $9.7 million and no debt at December 31, 2011.  The Company had approximately $1.2 million and $1.5 million in capital expenditures during the quarters ending March 31, 2012 and December 31, 2011, respectively.

Recent 2012 Operational Highlights

•                 Excluding its two largest clients, the Company experienced revenue growth of 52%, compared to the first quarter of 2011 and 21% compared to the fourth quarter of 2011;

•                 Signed a new expanded $20 million credit facility with Wells Fargo Bank;

•                 Continued its sales momentum, signing three new agreements with an expected annual contract value of $8.5 million;

•                 Continued growth in the Philippines, increasing the quarterly number of full-time equivalent agents by 7% from the fourth quarter of 2011;

•                 Continued growth in Latin America, increasing the quarterly number of full-time equivalent agents by 39% from the fourth quarter of 2011;

•                 Added a new SVP, Sales and Marketing; and

•                 Announced the relocation of its corporate headquarters, which will result in significant savings.

“I am very pleased with the progress made strengthening our company foundation during the quarter”, said Chad Carlson, President and Chief Executive Officer. We grew our client revenues (excluding our largest two clients), greatly improved DSO through better process management and we are on track with our roadmap initiatives, which will bring further G&A savings into second half of this year. The continuation of successful new program launches in the Philippines and Latin America resulted in significant margin improvement in those regions,” said Chad Carlson.  “In addition, I am excited about the addition of Joe Duryea as our SVP, Sales and Marketing, whom I believe has proven experience at attracting and leading successful business development teams and launching new verticals.”

Effective January 1, 2012, the Company realigned its segment reporting into three distinct operating segments:  Domestic (results from U.S. and Canadian sites), Asia Pacific (results from Philippine sites) and Latin America (results from Costa Rican and Honduran sites).  In addition, during the quarter the Company began presenting certain human resource, recruiting and facility costs within cost of services, rather than SG&A, to provide enhanced clarity on the Company’s operations and cost structure and to drive segment efficiencies and accountability.  First quarter of 2011 financial information in this release has been adjusted to provide comparability.

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).  Further details regarding the earnings call are described below.

Conference Call and Webcast Details

The Company will host a conference call today, May 10, 2012, at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss its first quarter 2012 financial results. To participate in the teleconference, please call toll-free 800-322-5044 (or 617-614-4927 for international callers) and enter “70960167”.  You may also listen to the teleconference live via the Company’s website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. is a global provider of business process outsourcing services with over 9,000 employees, whom we refer to as Brand Warriors, that have been committed to making a positive impact on our clients’ business results for over 25 years. Our company mission is to enable and empower our employees to advance our clients’ brands every day to bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives resulting in a trusted partnership. The StarTek Advantage System provides the expertise, best practices and thought leadership to move our clients’ programs toward specific, measurable goals and improve year over year performance. The foundation for this is the StarTek Operating Platform, which includes execution and innovation in every area of the core operating process. Examples of this process would include: onboarding our employees, enabling our employees, executing against goals, evaluating performance, improving performance and enhancing our client’s business. StarTek has proven results for the multiple services we provide including sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. We manage programs using a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. StarTek has delivery centers in the U.S., Philippines, Canada, Costa Rica, Honduras and through its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1303.262.4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,”

“plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on two significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients’ products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results and inability to renew or replace sources of capital funding.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$50,859	$59,510
Cost of services	45,522	53,804
Gross profit	5,337	5,706
Selling, general and administrative expenses	8,325	7,999
Impairment losses and restructuring charges	3,086	—
Operating loss	(6,074)	(2,293)
Net interest and other income	103	18
Loss before income taxes	(5,971)	(2,275)
Income tax expense	(161)	(279)
Net loss	$(6,132)	$(2,554)

Net loss per share
Basic	$(0.40)	$(0.17)
Diluted	$(0.40)	$(0.17)

Weighted average shares outstanding (in thousands)
Basic	15,189	15,014
Diluted	15,189	15,014

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash, cash equivalents and investments	$10,471	$9,719
Trade accounts receivable	36,692	37,736
Other current assets	8,974	8,872
Total current assets	56,137	56,327

Property, plant and equipment, net	33,512	38,475
Other assets	6,426	6,631
Total assets	$96,075	$101,433

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$23,927	$23,485
Other liabilities	3,146	3,586
Total liabilities	27,073	27,071

Stockholders’ equity	69,002	74,362
Total liabilities and stockholders’ equity	$96,075	$101,433

	Three Months Ended March 31,
	2012	2011
Operating Activities
Net loss	$(6,132)	$(2,554)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,810	3,986
Impairment losses	3,086	—
Non-cash compensation cost	334	449
Changes in operating assets & liabilities and other, net	691	1,498
Net cash provided by operating activities	1,789	3,379
Investing Activities
Purchases of property, plant and equipment	(1,162)	(1,928)
Proceeds from note receivable	165	165
Net cash used in investing activities	(997)	(1,763)
Financing Activities
Other financing, net	4	139
Net cash provided by financing activities	4	139
Effect of exchange rate changes on cash	(44)	(115)
Net increase in cash and cash equivalents	752	1,640
Cash and cash equivalents at beginning of period	9,719	18,740
Cash and cash equivalents at end of period	$10,471	$20,380

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(Unaudited)

The information presented in this press release reports 1) adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense, interest income (expense), impairment and restructuring charges, depreciation expense and stock compensation expense and 2) operating loss before impairment and restructuring charges.  The following tables provide reconciliation of 1) adjusted EBIDTA to net loss calculated in accordance with GAAP and 2) operating loss before impairment and restructuring charges to operating loss calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Adjusted EBITDA:

	Three Months Ended
	March 31, 2012	December 31, 2011
Net loss	$(6,132)	$(7,461)
Income tax expense	161	137
Interest income	(17)	(25)
Impairment losses & restructuring charges	3,086	1,933
Depreciation expense	3,810	3,802
Stock compensation expense	334	408
Adjusted EBITDA	$1,242	$(1,206)

Operating Loss Before Impairment and Restructuring Charges:

	Three Months Ended
	March 31, 2012	December 31, 2011
Operating loss	$(6,074)	$(7,346)
Impairment & restructuring charges	3,086	1,933
Operating loss before impairment and restructuring charges	$(2,988)	$(5,413)